EXHIBIT F-1

                          REID & PRIEST LLP
                         40 West 57th Street
                      New York, NY  10019-4097
                       Telephone 212 603-2000
                           Fax 212 603-2001

                                                             (212) 603-2000


                                             New York, New York
                                             December 17, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549


                    Re:  National Fuel Gas Company
                         Form U-1 Application-Declaration
                         (File No. 70-9149)
                         ---------------------------------


          Ladies and Gentlemen:

                    This opinion relates to the Application-Declaration, filed with the Securities and Exchange Commission (the
          "Commission") on December 4, 1997 (the "Application-
          Declaration"), by National Fuel Gas Company ("National"), under the Public Utility Holding Company Act of 1935, as amended.

                    This Application-Declaration seeks authorization for the following (the "Proposed Transactions"):

                    (a) The amendment of Article Fourth of National's Restated Certificate of Incorporation, as amended ("Certificate), to (i) increase the number of authorized shares of Common Stock, $1.00 par value per share, from 100,000,000 shares to 200,000,000 shares, (ii) eliminate National's existing 3,200,000 shares of authorized but unissued preferred stock, $25 par value per share, and all provisions related thereto, and (iii) authorize 10,000,000 shares, par value $1.00 per share, of a new class of preferred stock (together the "Proposed Amendments"); and

                    (b) The solicitation of proxies from the holders of National's Common Stock, with respect to the Proposed Amendments.

                    Based upon the foregoing and subject to the qualifications and assumptions hereinafter specified, we are of the opinion that:

                    1. National is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

                    2. If (i) the Proposed Transactions are consummated as contemplated by the Application-Declaration and in accordance with the terms of the order or orders of the Securities and Exchange Commission with respect thereto, (ii) the Board of Directors of National approves and authorizes the consummation of Proposed Transactions, (iii) with respect to the Proposed Amendments, (a) the stockholders of National duly adopt the Proposed Amendments and (b) a certificate of amendment is filed with the Secretary of State of the State of New Jersey with respect to the Proposed Amendments, and (iv) no act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein:

                         (A) All state laws applicable to the Proposed Transactions will have been complied with;

                         (B) The Certificate will have been legally and validly amended, and the holders of National's capital stock will be entitled to the rights and privileges appertaining thereto set forth in the Certificate as so amended;

                         (C) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by National.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state, Accordingly, in giving this opinion, we have relied, as to all matters governed by the law of the State of New Jersey, upon the opinion of Stryker, Tams & Dill LLP. A copy of such opinion will be filed as an exhibit to the Application-Declaration.

                    We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.


                                   Very truly yours,

                                   /s/ Reid & Priest LLP

                                   REID & PRIEST LLP